EXHIBIT 10.4

Assignment of Contract

FOR VALUE RECEIVED, Biofuel Advance Research & Development, LLC (BARD). ("Assignor") hereby assigns and otherwise transfers ("assigns") to Bard Holding, INC. ("Assignee") all rights, title and interest held by Assignor in and to the contract described as follows:

Contract dated November 5th, 2007, between FCStone, LLC. & FGDI, LLC. and Biofuel Advance Research & Development, LLC (BARD) and concerning for - FCStone, LLC providing risk management services pertaining to commodity origination and marketing and related services and FGDI, LLC agrees to supply and deliver soybeans required & maintain normal production schedule of the plant.

Assignor warrants and represents that said contract is in full force and effect and is fully assignable. Assignor further warrants that it has the full right and authority to transfer said contract and that contract rights herein transferred are free of lien, encumbrance or adverse claim. Said contract has not been modified and remains on the terms contained therein.

Assignee hereby assumes and agrees to perform all remaining and obligations of Assignor under the contract and agrees to indemnify and hold Assignor harmless from any claim or demand resulting from non-performance by Assignee. Assignee shall be entitled to all monies remaining to be paid under the contract, which rights are also assigned hereunder.

This Assignment shall become effective as of the date last executed and shall be binding upon and inure to the benefit of the parties, their successors and assigns.

Dated: 12/01/2009	/s/
Surajit Khanna, Managing Member Biofuel Advance Research & Development (BARD), LLC Assignor

Dated: 12/01/2009	/s/
Howard L. Bobb, President Bard Holding, Inc. Assignee

  1

INTEGRATED RISK MANAGEMENT AND GRAIN ORIGINATION AGREEMENT

THIS RISK MANAGEMENT AND GRAIN ORIGINATION AGREEMENT (the "Agreement"), is made and entered into this 30th day of October, 2007, by and among Biofuel Advanced Research & Development, (BARD) ("Client"), a Pennsylvania limited liability company with its principal office located at 7910 Lawnsdale Avenue, Philadelphia, PA 19111., FCSTONE, LLC ("FCStone"), an Iowa limited liability company with its principal office located at 2829 Westown Parkway, Suite 100, West Des Moines, Iowa 50266, and FGDI, L.L.C. ("FGDI"), a Delaware limited liability company having its principal office located at 19901 North Dixie Highway, Suite B, Bowling Green, Ohio 43402.

WHEREAS, Client is developing a soybean crushing production facility to be located at One Ben Fairless Drive, Fairless Hills, PA (the "Plant") that will produce several products, including soybean oil, using soybeans as its feedstock;

WHEREAS, FCStone is in the business of providing risk management services pertaining to commodity origination and marketing and related services; and

WHEREAS, FGDI is in the business of purchasing and selling soybeans into commercial channels and can originate the quantity and quality of soybeans required by Client for delivery to the Plant.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Scope of Services. FGDI and FCStone shall provide the risk management, grain origination and related services as described in Exhibit A and incorporated herein, under terms and conditions as hereinafter further provided.

2. Risk Management Services by FCStone. FCStone shall, during the term hereof, provide consulting services to Client in the implementation of a risk management program for Client. The services to be provided by FCStone are set forth in the portions of Exhibit A attached hereto which refer to FCStone. In connection therewith the parties may agree to enter into certain hedging or other futures agreements and transactions from time to time. In such event all costs of such hedging, including margin calls and commissions, shall be the responsibility of Client. All such futures or contracts shall be executed on behalf of, and transacted in the name of, Client upon specific approval and direction by a Client Representative. All such transactions shall be subject to, and governed by, the applicable account agreements between Client and FCStone or other applicable party. Transaction fees, commissions and other charges shall be paid by Client as agreed from time to time and shall be in addition to the FCStone Service Fee set forth in Section 4(a).

3. Soybeans Origination by FGDI. FGDI agrees to supply to Client and deliver to the Plant the soybeans required for it to maintain the normal production schedule of the Plant, unless prevented from doing so by circumstances of supply or logistics reasonably beyond its control.    FCStone and FGDI shall work together to seek to obtain the lowest possible total soybeans cost for Client under prevailing market conditions consistent with prudent risk management practices. Client shall purchase from FGDI, and FGDI shall supply to Client, all of the soybeans required for the operation of the Plant during the term hereof. Such origination shall be on the terms herein provided. Except as provided to the contrary in any cash forward contract or for sales out of FGDI's inventory in storage as herein provided, and unless otherwise agreed by the parties in writing or by oral agreement confirmed in writing, soybeans shall be sold by FGDI to Client, delivered at the Plant, at a price per bushel that shall be equal to FGDFs actual cost of origination and delivery, plus the FGDI Service Fee set forth in Section 4(b). FGDI's actual cost shall be the amount actually paid by FGDI to its supplier for the soybeans plus (1) actual freight, demurrage and other transportation costs incurred by FGDI, (2) soybeans taxes, excise, or other transaction taxes, if any, imposed on the acquisition or sale of the soybeans, and (3) any other direct cost actually incurred by FGDI and paid in obtaining and delivering the soybeans. Client shall separately pay all rail car lease expenses, and such expenses shall not be included in item (1) above to the extent paid by Client.

4.  Fees.

(a)
FCStone. Client shall pay FCStone a service fee for its services hereunder of $120,000 per year, which is $0,002 per gallon of the anticipated annual Plant nameplate capacity of 60,000,000 gallons per year (the "FCStone Service Fee"). The FCStone Service Fee shall be payable in advance in equal monthly installments of $10,000 per month, payable on the first business day of each month after the Effective Date. In addition to such fees, as noted in Section 2, Client shall also pay any transaction commissions, fees, services charges or other charges arising from options, futures or other risk management transactions executed through FCStone, its affiliates, or others in accordance with their applicable schedules of rates except that the rate for exchange traded futures and options transactions shall be $15.00 per round turn, plus applicable exchange fees and National Futures Association ("NFA") fees.

(b)
FGDI. Client shall pay FGDI a fee of $0,045 per bushel for origination services  hereunder on each bushel of soybeans delivered by unit grain train or barge or vessel to the Plant for the first three years after the Effective Date as defined in Section 17(a) ("Regular Service Fee").  Soybeans originated by truck or in deliveries of less than a full unit train shall be charged a special service fee of $0,065 per bushel ("Special Service Fee"), commensurate with the additional services to be provided. Together these fees are referred to herein as the "FGDI Service Fee". Both the Regular Service Fee and the Special Service Fee shall be increased prospectively as of the anniversary date of the Effective Date as defined in Section 17(a), for each renewal year after the initial three year term, by adding $0,005 per bushel to the rates stated above for each year after the initial three year term. Client will pay FGDI a minimum annual service fee adjustment (the "FGDI Minimum Annual Fee Adjustment"), if Client purchases less than seventy five percent (75%) of the projected annual bushel requirements (the "Minimum Purchase Amount") of the Plant, which is agreed to be sixty six million (66,000,000) bushels per year, during any year of the term hereof after the Effective Date. FGDI will adjust the Minimum Purchase Amount after three (3) months of the consummation of this Agreement by client delivering a written confirmation of the adjusted projected annual bushel requirements to FGDI. Any adjustment shall be based on the actual bushel requirements of the Plant during the three month period of operation and shall be made in good faith. If no written confirmation is received by FGDI within three (3) months, the Minimum Purchase Amount shall remain sixty six million (66,000,000). The amount of the FGDI Minimum Annual Fee Adjustment shall be the difference between the actual bushels purchased and Minimum Purchase Amount multiplied by the Regular Service Fee rate in effect for the year. FGDI shall compute and invoice Client for any FGDI Minimum Annual Fee Adjustment that may become due after the end of each year of the term. The FGDI Service Fee shall be in addition to the delivered price of soybeans sold by FGDI to Client as provided for herein. Payment of such fee shall be made with the payment for each bushel delivered hereunder, or in the case of any Minimum Annual Fee Adjustment, shall be paid within ten days of FGDI's submission of an invoice for such fee.

5.     Soybeans Origination Terms. Soybeans origination by FGDI shall be provided in accordance with Exhibit A and the following terms:

(a)
Cash Forward Pricing. If the parties so agree, soybeans may be sold by FGDI to Client on cash forward contracts, delivered at the Plant in place of cash sales. Open cash forward contracts shall initially be established as basis contracts and shall be priced by exchange of futures not more than thirty days prior to delivery.

(b)
Confirmations. All cash deliveries and cash forward contracts shall be confirmed by FGDI in writing on or before the date of delivery with a copy of the confirmation to the Client Representative. All transactions so confirmed shall be deemed to incorporate all of the provisions of this Agreement therein.

(c)
Payment. Payment in full for all soybeans delivered, including the FGDI Service Fee specified in Section 4(b), shall be made by wire transfer to FGDI's bank account or, if elected by Client, by automated debit on Client's bank account. Each such transfer or debit shall be completed not later than: (i) the close of banking business on the banking day following the day of delivery of the soybeans for truck deliveries, or (ii) the close of banking business on the day of presentation of original or faxed copies of delivery documents for soybeans shipped by barge or rail or vessel.

(d)
Source. FGDI may make deliveries out of its soybeans inventory in storage or cause producers or other sellers to make direct delivery to the Plant. In either case, FGDI shall be deemed the seller and Client shall be deemed the buyer of the soybeans, per the contracts established as provided herein. If soybeans is supplied out of FGDI's inventory in storage, the parties shall establish the price by written contract or by oral agreement, confirmed in writing, on a case by case basis in lieu of the price otherwise specified in Section 3, with the intent of providing fair compensation to FGDI under prevailing market conditions for the risk and cost of carry of such inventory.

(e)	Other Terms of Sale.

(1)	All deliveries hereunder shall be to the Plant, unless otherwise mutually agreed.

(2)
Title shall pass to Client upon presentation of, or payment against, shipping documents, subject to the security interest provided for herein which secures payment in full to FGDI. Risk of loss shall pass to Client upon delivery to the Plant for truck shipments, and upon presentation of documents to Client for all other shipments.

(3)
All soybeans shall be priced and sold based on No. 1 yellow soybeans grade and quality, with discounts from such grade and quality to be in accordance with the regular schedule of discounts as established by FGDI and Client jointly in the ordinary course of business. The quality of soybeans delivered under this Agreement for truck deliveries shall be determined at the place and time of delivery at the Plant. The quality of soybeans delivered under this Agreement for rail, barge and vessel deliveries shall be determined at the point of loading on board the rail car or barge or vessel. The weight of soybeans delivered by FGDI to Client shall be established by weight certificates. Client shall obtain truck weights on the scales at the Plant, and rail and barge weights will be obtained on any origin certified scales. Client reserves the right to establish reasonable minimum standards respecting minimum grade and quality and to notify FGDI of such standards, from time to time. All deliveries shall be at least of the grade and quality so specified. Client reserves the right to reject individual shipments not complying with this provision.

(4)	FGDI shall sell soybeans to Client free and clear of all liens and security interests, except FGDI's lien for payment provided herein.

(5)
Acceptance of deliveries not meeting the minimum grade and quality and other standards set by Client shall be at the option of the Client. If the Client elects to accept such deliveries not meeting specified grade and quality, Client's scale of discounts and premiums at time of delivery will apply on a per load basis.

(f)
Security: FGDI shall retain,  and Client  hereby grants to FGDI, a purchase money security interest in, and to, all soybeans delivered to, or held by Client which shall secure payment in full of all sums due to FGDI from Client hereunder at any time, including, but not limited to, the purchase price for soybeans delivered and all fees and charges specified herein. Client further grants a second security interest in the same collateral to FCStone to secure any and all sums now or hereafter due to FCStone from Client. Such security interests shall be perfected by filing of UCC-1 financing statements on or before the first date of soybeans delivery hereunder. As additional security for sums due to FGDI, Client shall provide and maintain during the term hereof a standby letter of credit to FGDI from a bank acceptable to FGDI in an amount not less than $10,000,000.00. Such letter of credit shall be irrevocable, shall be in form acceptable to FGDI, and shall permit FGDI to draw thereon for (i) payment for soybeans delivered or shipped to Plant that is due under the terms of this Agreement; (ii) any other sum that is due to FGDI under this Agreement; or (iii) any other sum that is due to FGDI under any contract pursuant to this Agreement. FGDI shall have the right to suspend deliveries for any period when such letter of credit shall not be in force.

(g)
Soybeans Warranties. FGDI understands that Client intends to use the soybeans purchased from FGDI as primary base stock for the production of soybean oil and other products, and that such soybeans is subject to minimum quality standards for such use. Accordingly, FGDI warrants and agrees that:

(1)
Soybeans delivered to Client shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act"), and that such soybeans may lawfully be introduced into interstate commerce pursuant to the provisions of the Act. The soybeans also shall comply fully with any applicable state and local laws or regulations governing quality, naming and labeling of soybeans;

(2)	Soybeans delivered to Client shall be free and clear of liens and encumbrances, except for liens granted herein;

(3)	All soybeans delivered to the Plant shall be acceptable in the feed trade under current industry standards and shall be of merchantable quality;

(4)	Soybeans that is deemed to be of non-merchantable quality shall not be delivered to the Plant; and

(5)	All soybeans contracts and deliveries negotiated by FGDI for Client shall contain provisions consistent with the foregoing requirements.

6. Provisions Applicable to FCStone Risk Management Services.

(a)	Client represents and warrants that all risk management positions undertaken by Client will be bona fide hedge positions entered solely for its own account for the purpose of hedging against price risks associated with the Client's operations and not for the purpose of pooling with, or pass-through to, any other party. Client further represents and warrants that it has fully and accurately disclosed to FCStone, and will during the term continue to so disclose, the assets, liabilities and business requirements for which it seeks to hedge.

(b)
FCStone shall give risk management and hedging advice to Client, but all decisions on risk management and hedging strategy will be made by Client. All hedging positions will be the responsibility of Client, in Client's account with FCStone or other relevant party.

(c)
FCStone assumes no responsibility for the completion or performance of any contracts between Client and Client's customers and suppliers, and Client agrees that it shall not bring any action or make any claim against FCStone based on any act, omission or claim of any of Client's customers or suppliers.

(d)
To the extent FCStone provides services relating to accounting systems, sole responsibility for the accuracy and completeness of Client's books and financial statements shall remain with Client. FCStone shall not be deemed to attest in any way to the accuracy of such books and financial statements. FCStone assumes no responsibility for tax advice, tax planning, or tax returns or tax reporting.

(e)
Client understands, approves, authorizes, and agrees that FCStone as an advisor may recommend that Client enter into transactions where FCStone will act as a broker or futures commission merchant or where Client may enter into transactions with one or more companies which are under common ownership or control with FCStone, including, but not limited to, FGDI as provided herein and FCStone Trading, LLC with respect to over the counter swaps and options. Client further understands that FCStone's affiliate FCStone Trading, LLC acts as a principal in over the counter swaps and options and in that connection FCStone Trading, LLC may charge a markup above its cost of offsetting positions with its counterparties. As an advisor FCStone may recommend such positions to Client where FCStone Trading, LLC acts as principal counterparty. FCStone may also participate on Client's behalf in negotiations with one or more elevators, which are shareholders of FCStone Group, Inc. FCStone or its affiliates may have long or short positions as a principal which are opposite to hedge positions recommended to Client. Client understands and agrees that such transactions may occur notwithstanding any actual or apparent conflict of interest that may arise from FCStone recommending specific transactions with its affiliates and Client waives any claims arising solely from such actual or apparent conflict of interest.

7. Authorized Representatives.

(a)
Client shall designate one or more representatives in writing by execution and delivery of a designation in the forms of Exhibit B-l and B-2 attached hereto who shall be authorized and directed to make purchasing, delivery, and risk management decisions for Client (the "Client Representatives"). All directions, transactions and authorizations given by such representative to FGDI or to FCStone shall be binding upon Client. FGDI and FCStone shall be entitled to rely on the authorization of such persons until it receives written notification from Client that such authorization has been revoked.

(b)
FGDI shall designate one or more representatives in writing by execution and delivery of a designation in the forms of Exhibit B-3 attached hereto who shall be authorized and directed to make decisions under this Agreement for FGDI (the "FGDI Representatives"). All directions, transactions and authorizations given by such representative to Client shall be binding upon FGDI. Client shall be entitled to rely on the authorization of such persons until it receives written notification from FGDI that such authorization has been revoked.

(c)
FCStone shall designate one or more representatives in writing by execution and delivery of a designation in the forms of Exhibit B-4 attached hereto who shall be authorized and directed to make decisions under this Agreement for FCStone (the "FCStone Representatives"). All directions, transactions and authorizations given by such representative to Client shall be binding upon FCStone. Client shall be entitled to rely on the authorization of such persons until it receives written notification from FCStone that such authorization has been revoked.

8. Allocation of Responsibilities.

(a)
The parties agree to cooperate in good faith to establish and administer a program whereby Client's need for soybeans as an input to the Plant are efficiently satisfied and the risks thereof, together with commodity price risks for Plant outputs, are appropriately managed.

(b)
Client shall be responsible to keep FGDI and FCStone informed at all times of its anticipated requirements as soon as such requirements are known and shall, at a minimum, provide all available information respecting its soybeans inventories on hand at the Plant and actual and anticipated Plant soybeans usage rates. Client shall notify FGDI immediately of any disruptions or anticipated disruptions in the operation of the Plant. Upon receipt of any such notice FGDI shall undertake reasonable efforts to mitigate freight, demurrage and other expenses caused by Plant disruptions, but Client shall reimburse FGDI in full for all costs that cannot be avoided by reasonable efforts in mitigation.

(c)
FGDI shall be responsible for arranging logistics of soybeans origination, transportation and delivery. Such arrangements shall meet the Client's known requirements for soybeans. FGDI shall pay freight costs, including advances as required by carriers, except rail car lease expense, which shall be paid by Client.

(d)
FGDI will negotiate rail car leases on behalf of the Client. Rail car leases shall be established in the name of Client and Client shall be responsible for performance of all lease terms, including payment of monthly lease amounts and related expenses.

(e)
Client shall be solely responsible for any risk management transactions with respect to its costs of soybeans, including, but not limited to, any cash forward contract program or hedging with respect to the costs of its soybeans requirements.

9.    Public Disclosure. Any public announcements concerning the transaction(s) contemplated by this Agreement shall be approved in advance by all parties, except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release. Financial details contained in this Agreement shall be deleted prior to any required public filing to the extent allowed by the law or regulations governing such filing.

10.  Licenses, Bonds, and Insurance. Unless otherwise agreed by the parties in writing. Client, FGDI and FCStone each agree to maintain in full force and effect during the term of this Agreement, each at its sole cost, all necessary state and federal licenses, bonds and insurance which are required for the conduct of their respective businesses in accordance with applicable state or federal laws and regulations.

11. Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. FN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

12. Legal Disclaimer. Each party understands that the other party makes no warranty respecting legal or regulatory requirements and risks. Each party shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to its own business.

13. Indemnity and Attorney Fees.

(a)
Client agrees to indemnify FGDI and FCStone and their brokers, officers, agents and employees and hold them harmless from and against any claims, demands, liability or expense, including attorneys fees and other litigation expenses, arising out of intentionally wrongful or negligent acts or omissions by Client or its agents, officers, directors and employees.

(b)
FGDI agrees to indemnify Client and its brokers, officers, agents and employees and hold them harmless from and against any claims, demands, liability or expense, including attorneys fees and other litigation expenses, arising out of intentionally wrongful or negligent acts or omissions by FGDI or its agents, officers, directors and employees.

(c)
FCStone agrees to indemnify Client and its brokers, officers, agents and employees and hold them harmless from and against any claims, demands, liability or expense, including attorneys fees and other litigation expenses, arising out of intentionally wrongful or negligent acts or omissions by FCStone or its agents, officers, directors and employees.

(d)
The parties agree that the prevailing parties in any litigation or arbitration between the parties and related to this agreement shall be entitled to collect its costs, expenses, and reasonable attorneys fees from the other party.

14. Nature of Relationship. FGDI and FCStone are independent contractors providing services and soybeans origination to Client. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance. This agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

15. Notices. Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered, sent by recognized overnight delivery service, or mailed to the designated representatives of the other parties. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other. All notices and other communications hereunder shall be deemed given upon the earlier of (i) delivery thereof if by hand, or (ii) upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested), or (iii) on the next business day after deposit if sent by a recognized overnight delivery service to the address shown above, or any other address subsequently specified by notice from one party to the others.

16. Books and Records. FCStone and FGDI shall keep and maintain complete, accurate and detailed records of all transactions made under this Agreement, and Client shall have the right to audit and copy all such books, records and accounts of FCStone and FGDI in any way relating to transactions hereunder, including soybeans or futures contracts purchased and expenses incurred in connection with said transactions, upon reasonable notice to FCStone and FGDI. In the event that Client challenges the accuracy of any calculation by FCStone or FGDI under this Agreement, Client shall have the right to have an independent third party auditor, reasonably acceptable to FCStone or FGDI under a reasonable non-disclosure agreement, audit on Client's behalf the relevant accounts, books and records of FCStone or FGDI, to the extent necessary in order to verify the accuracy of any invoice, statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement, through the expiration of one (1) year following the expiration or termination of this Agreement. The cost for such audit shall be borne by Client. In addition, if as a result of the audit (i) it is determined that Client has paid FCStone or FGDI more than was due under the terms of this Agreement, FCStone or FGDI shall refund the excess amount to Client plus interest from the date such overpayment was made at the prime rate last published in the Wall Street Journal per as of the date such overpayment was made, and (ii) if it is determined that Client has paid FCStone or FGDI less than was due under the terms of this Agreement, Client shall pay to FCStone or FGDI the amount of the deficiency plus interest from the date such payment was originally due on the deficiency amount at the prime rate last published in the Wall Street Journal per as of the date such payment was originally due on the deficiency amount. Any such refund payment shall be made within ten (10) days of the determination of such overpayment.

17.Term and Termination.

(a)
The initial term of this Agreement and the obligations of the parties hereunder shall commence on the Effective Date (as hereinafter defined), and shall continue for a term of three years thereafter. Thereafter, the term of this Agreement shall be automatically extended for an unlimited number of successive one year terms on each anniversary date of the Effective Date, unless any party shall give written notice of non-renewal to the other parties not less than ninety (90) days prior to such anniversary date. For the purposes of this Agreement, "Effective Date" means the date when Client gives notice to FCStone and FGDI that it requires its first delivery of soybeans in connection with the commencement of operations at the Plant, or at which point Client requires risk management services as described in Exhibit A. Such notice shall be given not less than ninety (90) days, nor more than one hundred and eighty (180) days before the first date of expected delivery of soybeans hereunder. This Agreement shall automatically terminate if a notice is not given hereunder to establish an Effective Date within 18 months of the date of this Agreement as set forth above.

(b)	The parties may extend or shorten the term of this Agreement at any time by modification agreement executed by both parties in writing.

(c)
If Client shall at any time fail to make payment when due of any sum owing to FGDI or FCStone under this Agreement, including but not limited to payment or for any delivery or contract for delivery of soybeans, then FGDI or FCStone, or both, may suspend performance under this Agreement without terminating this Agreement, until payment in full of all sums due is made. If FCStone or FGDI elects, it may also give notice of termination as provided in Section 17(d) for such cause.

(d)
This Agreement may be terminated by Client in the event of material breach of any of the material terms hereof by FCStone or FGDI, by written notice specifying the breach, which notice shall be effective ninety (90) days after it is given unless the receiving party cures the breach within such time. This Agreement may be terminated by FCStone in the event of material breach of any of the material terms hereof by Client, by written notice specifying the breach, which notice shall be effective ninety (90) days after it is given unless the receiving party cures the breach within such time. This Agreement may be terminated by FGDI in the event of material breach of any of the material terms hereof by Client, by written notice specifying the breach, which notice shall be effective ninety (90) days after it is given unless the receiving party cures the breach within such time.

(e)
In the event any party (the "non-performing party") shall (i) file a petition or otherwise commence or authorize the commencement of a proceeding or case under any bankruptcy, reorganization, or similar law for the protection of creditors or have any such petition filed or proceeding commenced against it, (ii) otherwise become bankrupt or insolvent, (iii) be unable to pay its debts as they fall due, then any other party (the "performing party") shall have the right immediately and thereafter as long as the event of default continues to terminate this Agreement and any unperformed contracts, including, but not limited to, contracts for delivery of soybeans between the non-performing party and the performing party by notice in writing to the non-performing party. The performing party's rights under this provision shall be in addition to, and not in limitation or exclusion of, any other rights which the performing party may have (whether by agreement, operation of law or otherwise), including any right and remedies under the Uniform Commercial Code. The non-performing party shall indemnify and hold the performing party and its affiliates harmless from all losses, damages, costs and expenses including reasonable attorneys fees, incurred in connection with an event of default, termination, or exercise of any remedies hereunder.

(f)
In addition to any other method of terminating this Agreement, any party may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the thirtieth (30th) day following the giving of notice of intent to terminate.

(g)
If Client terminates this Agreement for any cause other than (i) breach by FGDI as provided in Section 17(d) or (ii) under Section 17(e) where FGDI is the non-performing party, then at FGDI's option all open cash forward contracts shall either be fully performed notwithstanding such termination, or such forward contracts shall immediately be cash settled between the parties on terms consistent with NGFA Rules, which fully protect FGDI against loss thereon.

18.Substitution. In the event of any default by FGDI hereunder, or if Bard shall give any notice of default or termination to FGDI, or if FCStone shall determine for any reason that the best interests of FCStone and Bard would be advanced by replacing FGDI hereunder, then FCStone shall have the right to designate a successor to FGDI under this Agreement subject to the approval of Bard. The right of substitution shall be exercised as follows:

(a)
 FCStone shall give notice to FGDI and Bard of intent to substitute which shall include the name and address of a qualified successor, shall specify an effective date of substitution that is not less than thirty (30) days from the date of the notice ("Effective Date of Substitution"), and shall have attached an amendment to this Agreement in the form attached as Exhibit C ("Successor Amendment") that has been executed by FCStone and by the designated successor entity.

(b)
The Successor Amendment shall be effective to amend this Agreement as of the Effective Date of Substitution, to terminate this Agreement as to FGDI as of the Effective Date of Substitution, and to cause the designated Successor Entity to become a party to this Agreement in place of FGDI as of the Effective Date of Substitution, without any further action by Bard or FGDI, unless within thirty (30) days of the date of the notice under Subsection (a) Bard gives notice of objection to FCStone and FGDI. If notice of objection is given then the Successor Amendment shall be of no force and effect unless and until Bard gives affirmative consent thereto in writing to FCStone and FGDI.

(c)	Termination of FGDI under this Section shall be deemed a termination under Section 17 as to FGDI, but this Agreement shall otherwise continue in full force and effect.

19. Financial Statements. FGDI and FCStone shall each provide audited financial statements to Client annually. Client shall provide an audited financial statement to FCStone and FGDI annually. All financial statements shall be provided promptly after prepared each year.

20. Amendment. This Agreement may be amended, modified or supplemented only by prior mutual agreement, confirmed in writing and signed by the parties.

21. Force Majeure. No party shall be liable for any failure or delay in performance of its obligations hereunder, other than a payment obligation, when such failure or delay is caused by or results from an event beyond its reasonable control, such as Acts of God or the public enemy, acts or demands of any government or governmental agency having jurisdiction, strikes, lockouts, labor disturbances, equipment malfunction or breakdown, fires, floods, accidents or other unforeseeable causes; provided, however, that during such period of time as a force majeure event is causing FGDI or FCStone to fail or delay in the performance of their obligations hereunder, Client shall have the right to contract with other third parties to provide such services.

22. Waiver. Any failure of FCStone or FGDI or Client to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by FCStone or FGDI or Client, as the case may be, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

23. Confidentiality.

(a)
As used in this Agreement, "Confidential Information" means any information, technical data or know-how (including, but not limited to, information relating to research, products, software, services, development, inventions, processes, engineering, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by one party to the other in any form whatsoever (including, but not limited to, in writing, in machine readable or other tangible form, orally or visually): (i) that has been marked as confidential; (ii) the confidential nature of which has been made known by the disclosing party to the recipient, in writing or orally, and if orally, with specific written notification to the recipient of such oral disclosure within three days thereafter; or (iii) that due to its character, nature, or method of transmittal, a reasonable person under like circumstances would treat as confidential. The parties each agree to keep in confidence and prevent disclosure to any person outside its respective organization, or any person within its organization not having a reasonable need to know, all Confidential Information.

(b)
Information shall not be deemed to be Confidential Information to the extent that it is (i) in the public domain at the time of disclosure or is subsequently made available by the disclosing party to the general public without restriction; (ii) known to the receiving party at the time of disclosure without restrictions on its use or independently developed by the receiving party and there is adequate documentation to demonstrate either condition; or (iii) used or disclosed with the prior written approval of the disclosing party.

(c)
The receiving party may disclose the other party's Confidential Information pursuant to a statutory or regulatory requirement or a court order; provided, however, that (i) the receiving party will notify the other party of the obligation to make such disclosure in advance of the disclosure in order that the other party will have reasonable opportunity to object to such disclosure; and (ii) the receiving party requests confidential treatment of such disclosed Confidential Information.

(d)
The receiving party's obligations under this Agreement with respect to Confidential Information that it has received shall continue for a period of five years after the expiration or termination of this Agreement.

(e)
Nothing in this Agreement is intended to restrict or prevent Client from disclosing the terms hereof to credit analysts, rating agencies, bond insurers and prospective lenders and investors in connection with the financing or refinancing of the Plant.

24. Validity. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to the conflicts-of-Iaws rules thereof.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to FCStone and FGDI and Client.

27. Entire Agreement. This Agreement and any written customer account agreement between the parties embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no other agreements, representations, warranties or covenants other than those expressly set forth, or referred to, herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

28. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and the successors and assigns of the entire business and goodwill of FCStone, FGDI, or Client. No party may assign this Agreement without the express consent of the other parties except that (i) no such consent shall be required in connection with a sale, merger or any acquisition of the entire business of any party; (ii) Client expressly consents that FCStone and FGDI may assign to each other or to any other majority owned subsidiary of FCStone Group, Inc.; and (iii) FCStone and FGDI expressly consent that Client's rights and other interests hereunder may be pledged or assigned as security in connection with the financing or refinancing of the Plant to the extent the assignee agrees to the priority of FGDI's security for payment of soybeans as provided herein.

29. NGFA Trade Rules to Apply. Except as otherwise expressly provided herein, this Agreement and all contracts and confirmations for delivery of soybeans shall be subject to the Trade Rules of the National Grain and Feed Association.

30. Arbitration. Except for disputes arising out of futures or other customer accounts with FCStone, which shall be exclusively governed by the relevant dispute resolution provisions of the customer account agreements, the parties agree that the sole remedy for resolution of any and all other disagreements or disputes arising under this agreement including, but not limited to, any statutory or tort claims arising from the relationship of the parties, shall be through arbitration proceedings before the National Grain and Feed Association ("NGFA") under NGFA Arbitration Rules. The decision and award determined through such arbitration shall be final and binding upon the parties thereto. Judgment upon the arbitration award may be entered and enforced in any Court having jurisdiction thereof. The parties agree that any arbitration conducted hereunder shall be governed by the Federal Arbitration Act, 9 United States Code §§ 1-16, as now existing or hereinafter amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FCStone, LLC	BARD (Client)

By:	By:
Title	Title
FGDI, L.L.C

By:
Name
Title

EXHIBIT A

SOYBEANS ORIGINATION SERVICES

FGDI shall sell and deliver to Client such quantities of soybeans as may be necessary from time to time to permit Client to maintain its normal production schedule at the Plant. In connection with such origination services, FGDI shall:

●   Forward Contract when appropriate.
●   Assure proper soybeans volume and delivery timing.
●   Pass through all grade and dead freight discounts to Client.

SOYBEANS PRICE-RISK MANAGEMENT

FCStone shall provide risk management services to Client. Such services shall include, but not be limited to:

●   Market Reports.
●   Basis and futures price analyses and information.
●   Management and futures position reports, including real time reports.
●   Soybeans price-risk management tools, including HTA, Max Price, Max-Min and Automated Pricing Tools.
●   Cash market surveillance and analyses to ensure that Client is paying the lowest possible rates.

OPERATIONS SUPPORT

FCStone shall evaluate soybeans demand, logistics, soybeans quality factors and other key information and consider the implications of this information on soybeans origination plans and values in order to assist Client with (i) handling soybeans receipts efficiently and cost effectively, and (ii) managing inbound soybeans quality and storage capacity. FGDI also shall provide transportation and rail management services to Client. Operations services shall also include, but not be limited to:

●   Inbound soybeans scheduling and logistics.
●   Rail contract negotiation service.
●   Rail carrier management services.
●   Upon Client's request, file for railroad rebates on Client's behalf.
●   Provide current information on rail rates and spreads.
●   Pay rail freight in accordance with rail rate requirements.

SOYBEANS MANAGEMENT CONSULTING

FCStone/FGDI shall provide management reports, input on local crop availability and price, competitive market information and analysis, and other soybeans market information, analysis and evaluation as is necessary and as is requested by Client to contribute to the optimum efficiency and profitability of the Plant. Such services shall include, but are not limited to:

●   Soybeans quality management and inspector consulting.
●   Accounting and systems policy consulting.
●   Inbound premium and discount consultation.
●   Soybeans supply management.
●   Soybeans market management education.

EXHIBIT B-l

LETTER OF AUTHORIZATION

To:
FCStone, LLC ("FCStone")
2829 Westown Parkway - Suite 200
West Des Moines, IA 50266

Each of the following individuals is authorized to give oral or written instructions to FCStone, or its affiliates on behalf of the Client with respect to any transactions or matters within the scope of the RISK MANAGEMENT AND GRAIN ORIGINATION AGREEMENT among Client. FCStone. and FGDI. L.L.C. and each is also fully authorized to do and take all actions necessary or desirable in connection with any such transactions or matters. The authorized individuals are (must name at least one person):

___________________________________

___________________________________

___________________________________

We further verify that we shall notify FCStone in writing whenever the above named individual(s) are no longer authorized to give oral or written instructions to FCStone on behalf of the Client, and we shall notify FCStone of any newly-authorized staff members whenever applicable.

Dated this__________day of  _____________, 20__.

__________________________________________
(Print Client Name)

By: _______________________________________
(Authorized Signatory)

Title: ______________________________________

EXHIBIT B-2

LETTER OF AUTHORIZATION

To:
FGDI, L.L.C. ("FGDI")
P.O. Box 149
19901 North Dixie Highway, Suite B
Bowling Green, Ohio 43402

Each of the following individuals is authorized to give oral or written instructions to FGDI, or its affiliates on behalf of the Client with respect to any transactions or matters within the scope of the RISK MANAGEMENT AND GRAIN ORIGINATION AGREEMENT among Client. FCStone, LLC, and FGDI and each is also fully authorized to do and take all actions necessary or desirable in connection with any such transactions or matters. The authorized individuals are (must name at least one person):

__________________________________

__________________________________

__________________________________

We further verify that we shall notify FGDI in writing whenever the above named individual(s) are no longer authorized to give oral or written instructions to FGDI on behalf of the Client, and we shall notify FGDI of any newly-authorized staff members whenever applicable.

Dated this__________day of  _____________, 20__.

__________________________________________
(Print Client Name)

By: _______________________________________
(Authorized Signatory)

Title: ______________________________________

EXHIBIT B-3

LETTER OF AUTHORIZATION

To Client: Biofuel Advanced Research & Development (BARD)

Each of the following individuals is authorized to give oral or written instructions to Client or its affiliates on behalf of FGDI, L.L.C. with respect to any transactions or matters within the scope of the RISK MANAGEMENT AND GRAIN ORIGINATION AGREEMENT among Client. FCStone, LLC and FGDI, L.L.C. and each is also fully authorized to do and take all actions necessary or desirable in connection with any such transactions or matters. The authorized individuals are (must name at least one person):

__________________________________

__________________________________

__________________________________

We further verify that we shall notify Client in writing whenever the above named individual(s) are no longer authorized to give oral or written instructions to Client on behalf of FGDI, L.L.C. and we shall notify Client of any newly-authorized staff members whenever applicable.

Dated this__________day of  _____________, 20__.
__________________________________________
(Print Client Name)

By: _______________________________________
(Authorized Signatory)

Title: ______________________________________

EXHIBIT B-4

LETTER OF AUTHORIZATION

To Client: Biofuel Advanced Research & Development (BARD)

Each of the following individuals is authorized to give oral or written instructions to Client or its affiliates on behalf of FCStone, LLC with respect to any transactions or matters within the scope of the RISK MANAGEMENT AND GRAIN ORIGINATION AGREEMENT among Client, FCStone, LLC and FGDI. L.L.C. and each is also fully authorized to do and take all actions necessary or desirable in connection with any such transactions or matters. The authorized individuals are (must name at least one person):

Matthew D. Upmeyer Nathan J. Burk Jeffrey W. Sherman

We further verify that we shall notify Client in writing whenever the above named individual(s) are no longer authorized to give oral or written instructions to Client on behalf of FCStone, LLC and we shall notify Client of any newly-authorized staff members whenever applicable.

Dated this_____5th______day of  ____Nov_________, 2007.

_________________________________________
(FCStone, LLC )

By: /S/_______________________________________
(Authorized Signatory)

Title: VP OPERATIONS

EXHIBITS C

Successor Amendment

This Amendment to the Integrated Risk Management and Grain Origination Agreement by and among Biofuel Advanced Research & Development, (BARD). FCSTONE, LLC
("FCStone"), and FGDI, L.L.C. ("FGDI"), is between FCStone and ________________as the designated successor entity to FDGI pursuant to Section 18 of the Agreement.

________________is hereby a party to the Agreement in place of FGDI. All references to
FGDI are hereby amended to refer to________________, and all rights and duties of FGDI under the Agreement shall hereafter be the rights and duties of _____________________________. FGDI's interests under the Agreement are hereby terminated. The Agreement shall otherwise continue in full force and effect.

This amendment is effective this ___________________day of ____________20___.

FCStone, LLC

By:	By:
Title	Title